[FRIEDMAN, BILLINGS, RAMSEY LETTERHEAD]

          December 10, 1997





Board of Directors
Attn.: Joseph J. Gasior, Chairman
Douglas Savings Bank
14 N. Dryden Avenue
Arlington Heights, Illinois 60004

RE: Conversion Stock Marketing Services

Gentlemen:

This letter sets forth the terms of the proposed engagement between Friedman, Billings, Ramsey and Co., Inc. ("FBW') and Douglas Savings Bank ("Douglas Savings"), concerning our Investment Banking Services in connection with the Conversion of Douglas Savings from a federally chartered mutual savings bank to a holding company form of organization (the "Conversion"), and the sale of stock in Douglas Savings' newly formed holding company (the "Holding Company").

FBR is prepared to assist Douglas Savings in connection with the offering of its shares of common stock during the Subscription Offering and Community Offering as such terms are defined in Douglas Savings' Plan of Conversion (together, the "Offering"). The specific terms (including those related to indemnification) of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between FBR and Douglas Savings to be executed prior to the date the prospectus is declared effective by the appropriate regulatory authorities. The price of the shares during the Subscription Offering and Community Offering will be the price established by Douglas Savings' Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to FBR and Douglas Savings.

In connection with the Subscription Offering and Community Offering, FBR will render the following services:

     1.   Act as the Financial Advisor to Douglas Savings

     2.   Create marketing materials and formulate a marketing plan

     3. Conduct training for all Directors and Employees concerning the Conversion

     4.   Manage Stock Center and staff with FBR personnel


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     5.   Assist Douglas Savings and Attorneys with listing on NASDAQ

     6.   Assist Douglas Savings with the proxy solicitation

After the Offering, FBR intends to provide:

     1.   After market support as a Market Maker for Douglas Savings

     2.   Research coverage of Douglas Savings

     3. For a period of twelve months following the completion of the conversion, FBR will continue to act as Financial Advisor for Douglas Savings without further remuneration and provide advice upon request.

At the appropriate time, FBR, in conjunction with its counsel, will conduct an examination of the relevant documents and records of Douglas Savings as FBR deems necessary and appropriate. Douglas Savings will make all documents, records and other information deemed necessary by FBR or its counsel available to them upon request.

For its services in connection with the Offering, FBR will receive the following compensation and reimbursement from Douglas Savings:

     1. A management fee of $20,000 payable as follows: $10,000 upon the signing of this letter and $10,000 upon receiving OTS approval of the Conversion Application. Should the Conversion be terminated for any reason not attributable to the action or inaction of FBR, FBR shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.

     2. A success fee of $150,000. The management fee of $20,000 will be credited against the marketing fee.

     3. The foregoing fees are to be payable to FBR at closing as defined in the Agreement to be entered into between FBR and Douglas Savings.

     4. FBR shall be reimbursed for reasonable expenses incurred by them, including legal fees. Legal fees for FBR's outside counsel shall not exceed $20,000. FBR's other out-of-pocket expenses are not expected to exceed $10,000. Should FBR's expenses, including legal fees and other out-of-pocket expenses incurred by FBR, exceed $30,000, Douglas Savings must approve such expenses above that amount for FBR to be reimbursed. FBR's reasonable expenses, including both legal fees and other out-of-pocket expenses, shall be reimbursed as described above whether or not the Agreement is consummated.


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It is further understood that Douglas Savings will pay all other expenses of the
Plan including but not limited to its attorneys' fees, NASD filing fees, filing and registration fees and fees of either FBR's attorneys or your attorneys relating to any required state securities law filings, telephone charges, air freight, supplies, conversion agent charges, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

For purpose of FBR's obligation to file certain documents and to make certain representations to the NASD in connection with the Plan, Douglas Savings warrants that: (a) Douglas Savings has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between Douglas Savings and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of Douglas Savings has any affiliation with any NASD member; (d) Douglas Savings has not granted FBR a right of first refusal with respect to the underwriting of any future offering of Douglas Savings stock; and (e) there has been no intermediary between FBR and Douglas Savings in connection with the public offering of Douglas Savings shares, and no person is being compensated in any manner for providing such service.

Douglas Savings agrees to indemnify and hold harmless FBR and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (FBR and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are reasonably related to or result from the performance by FBR of the services contemplated by, or the engagement of FBR pursuant to, this letter agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by Douglas Savings. Douglas Savings will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent; or (ii) to the extent that any loss, claim, damage or liability is found by a court to have resulted primarily from FBR's gross negligence or willful misconduct, (iii) to the extent any loss, claim or liability is based on a false or misleading statement by an FBR employee or agent which is not consistent with the Holding Company's prospectus or (iv) to the extent any loss, claim, damage or liability is caused by information supplied by FBR in writing expressly for use in SEC filed documents. FBR shall repay to Douglas Savings any amounts paid by Douglas Savings for reimbursement of FBR's and any Indemnified Party's expenses in the event that such expenses were incurred in relation to an act or omission with respect to which it is finally determined that FBR has acted in gross negligence or with willful misconduct. Douglas Savings also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Douglas Savings or its security holders or creditors related to or arising out of the engagement of FBR pursuant to, or the performance by FBR of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage or liability is found in a final judgment by a court to have


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resulted  primarily from FBR's gross negligence or willful misconduct or willful failure to perform the terms of this contract.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against Douglas Savings pursuant hereto, promptly notify Douglas Savings in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies Douglas Savings of the commencement thereof, Douglas Savings may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may retain counsel to participate in the defense of any such action; provided, however, that in no event shall Douglas Savings be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties.

If the indemnification provided for in this letter agreement is for any reason held unenforceable by an Indemnified Party, Douglas Savings agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to Douglas Savings, on the one hand, and FBR on the other hand, of the Transaction as contemplated (whether or not the Transaction is consummated) or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of Douglas Savings, on the one hand, and FBR, on the other hand, as well as any other relevant equitable considerations. Each of the parties hereto (on its own behalf and, to the extent permitted by applicable law, on behalf of its stockholders) waives all right to trial by jury in any action, proceeding or counteraction (whether based upon contract, or otherwise) related to or arising out of our engagement pursuant to, or the performance by us of the services contemplated by, this Letter Agreement.

Notwithstanding any provision in this letter to the contrary, Douglas Savings shall not provide indemnification or contribution as contemplated under the terms of this letter if such indemnification or contribution would cause Douglas Savings to violate the provisions of Sections 23A and 23B of the Federal Reserve Act.

This letter is merely a statement of intent and is not a binding legal agreement except as to the compensation and reimbursement paragraphs numbered 1-4 above and the indemnity described above. While FBR and Douglas Savings agree in principle to the contents hereof and the purpose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between FBR and Douglas Savings shall be only as set forth in a duly executed Agreement, which Agreement shall include customary representations and warranties, covenants and indemnification provisions (which indemnification provisions shall supersede, in part, the indemnity described above). Such Agreement shall be in the form and content satisfactory to, among other things, there being in FBR's opinion no material adverse change in the condition or obligations of Douglas Savings or no market conditions which might render the sale of the shares by Douglas Savings hereby contemplated inadvisable.

The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia (excluding the conflicts of laws rules).

Please acknowledge your agreement to the foregoing by signing below and returning to FBR one copy of this letter along with a payment of $10,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.

Very truly yours,

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.


/s/ James C. Neuhauser

By: James C. Neuhauser

Title: Managing Director

Date: 12/12/97

Agreed and Accepted to this 17th day of December, 1997

Douglas  Savings Bank

On behalf of Douglas Savings and on behalf of the Holding Company to be formed

By: /s/ Joseph J. Gasior

Title: Chairman of the Board

Ratified and approved this ___ day of ___, 1997.
On behalf of the Holding Company

By: /s/ Joseph J. Gasior

Title: Chairman of the Board